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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-40056
PROSPECTUS

                                2,300,044 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

THIS PROSPECTUS RELATES TO RESALES OF SHARES OF COMMON STOCK PREVIOUSLY ISSUED BY BREAKAWAY SOLUTIONS, INC. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE SHARES.

THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS, OR THEIR PLEDGEES, DONEES, TRANSFEREES OR OTHER SUCCESSORS-IN-INTEREST, MAY OFFER THE SHARES FROM TIME TO TIME THROUGH PUBLIC OR PRIVATE TRANSACTIONS AT PREVAILING MARKET PRICES, AT PRICES RELATED TO PREVAILING MARKET PRICES OR AT PRIVATELY NEGOTIATED PRICES.

WE DO NOT KNOW WHEN OR IN WHAT AMOUNTS A SELLING STOCKHOLDER MAY OFFER SHARES FOR SALE. THE SELLING STOCKHOLDERS MAY NOT SELL ANY OR ALL OF THE SHARES OFFERED BY THIS PROSPECTUS.

OUR COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "BWAY." ON DECEMBER 1, 2000, THE CLOSING SALE PRICE OF THE COMMON STOCK ON NASDAQ WAS $2.12 PER SHARE.

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               -----------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 2000
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                               TABLE OF CONTENTS

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SUMMARY.....................................................       1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........       2
RISK FACTORS................................................       3
USE OF PROCEEDS.............................................      10
DILUTION....................................................      10
SELLING STOCKHOLDERS........................................      11
PLAN OF DISTRIBUTION........................................      12
VALIDITY OF COMMON STOCK....................................      13
INTERESTS OF COUNSEL........................................      13
EXPERTS.....................................................      13
WHERE YOU CAN FIND MORE INFORMATION.........................      14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      15
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                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL SHARES OF COMMON STOCK AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

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                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.

                              BREAKAWAY SOLUTIONS

    Breakaway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. We have designed our services specifically for growing enterprises. These are businesses which generally fit within two broad categories:

    - companies or divisions of larger companies that have sales of up to $500 million per year; and

    - new and emerging Internet-based businesses.

    Growing enterprises often face significant problems in capitalizing on the opportunity to do business on the Internet, known as e-business. These problems include technological complexity, costs of and time required for implementation and support and the scarcity of qualified professionals. We enable our growing enterprise clients to solve these problems by combining high quality, cost-effective Internet professional services with our ability to host software applications installed on our computers, known as application hosting. Our combination of professional services with our application hosting ability allows us to deliver sophisticated e-business solutions that otherwise might be unavailable to our clients.

    The three services which we offer to our clients are:

    - BREAKAWAY STRATEGY SOLUTIONS. Our professionals analyze our client's markets, business processes and existing technology and provide practical advice on how to use the Internet and other information technology most effectively.

    - BREAKAWAY E-BUSINESS SOLUTIONS. Our professionals recommend, tailor and integrate packaged software applications from software vendors as well as design, develop and integrate our own custom e-business applications to assist our clients in using the Internet in their businesses.

    - BREAKAWAY APPLICATION HOSTING. We install, maintain and manage both standard and custom software applications for our clients' use on computer hardware which we locate in specially designed facilities.

    We believe that growing enterprises demand high quality e-business solutions which can be delivered rapidly and cost-effectively. We address these requirements through our innovative approach, which has five key elements:

    - we use our proprietary Breakthrough methodology to maintain quality and deliver consistent results;

    - we concentrate project development at centralized Breakaway Solution Centers;

    - we maintain close contact with our clients by delivering the solutions which we develop through small groups of senior personnel based at regional offices;

    - we capture and disseminate our intellectual capital through the use of our Breakaway Knowledge Innovation Team; and

    - we provide global application hosting as part of our full service offering, in contrast to most providers of e-business solutions who do not have this capability.

    We employ over 760 professionals who provide strategy solutions, e-business solutions and application hosting services. We offer services through eleven regional offices located in Boca Raton, Boston, Chicago,

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Dallas, Minneapolis, New York, Orlando, Philadelphia, Redwood Shores, California
and Washington, D.C. and Dublin, Ireland. Our seven Breakaway Solution Centers are located in Boca Raton, Boston, Minneapolis, Philadelphia, Dallas, Redwood Shores and Dublin. We provide application hosting solutions through eleven facilities located in North America, Europe, Asia and Australia.

                                  THE OFFERING

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

                                                     2,300,044 shares
Common Stock offered by selling
  stockholders.....................................

Use of proceeds ...................................  Breakaway will not receive any proceeds from the sale of shares in this offering.

Nasdaq National Market symbol......................  BWAY
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                             ADDITIONAL INFORMATION

    Our principal executive offices are located at 50 Rowes Wharf, 6th Floor, Boston, Massachusetts 02110 and our telephone number is (617) 960-3400. Our World Wide Web site address is www.breakaway.com. The information in the Web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. Our Web site address is included in this prospectus as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to "Breakaway," "we," and "our" refer to Breakaway and its subsidiaries.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned "Risk Factors," as well as any cautionary language elsewhere in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

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                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. WHILE THESE ARE THE RISKS AND UNCERTAINTIES WE BELIEVE ARE MOST IMPORTANT FOR YOU TO CONSIDER, YOU SHOULD KNOW THAT THEY ARE NOT THE ONLY RISKS OR UNCERTAINTIES FACING US OR WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD LIKELY SUFFER. IN THAT EVENT, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

    OUR FUTURE SUCCESS IS UNCERTAIN BECAUSE WE HAVE SIGNIFICANTLY CHANGED OUR BUSINESS

    Prior to 1999, we primarily provided traditional systems integration services along with limited strategic planning and Internet systems integration services. In 1999, we added application hosting to our service offerings and substantially increased our capacity to provide strategic planning and Internet systems integration services through three acquisitions and significant hiring of professionals. We further expanded our consulting and systems implementation services in connection with our acquisitions of Eggrock Partners, Inc. and Zartis.com Limited in 2000. In part due to these recent significant changes, we are subject to the risk that we will fail to successfully implement our business model and strategy. This risk is heightened because we are operating in the new and rapidly evolving e-business solutions market. Our historical results of operations do not reflect our new service offerings. The pro forma financial information incorporated by reference in this prospectus is based on the separate pre-acquisition financial reports of the companies we acquired in 1999 and 2000. Consequently, our historical operating results and pro forma financial information may not give you an accurate indication of how we will perform in the future.

    OUR BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ADOPT AND ACCEPT APPLICATION HOSTING SERVICES

    Our ability to increase revenues and achieve profitability depends on the adoption and acceptance of third-party application hosting services by our target market of growing enterprises. Information technology service providers, including Breakaway, only recently have begun to offer third-party application hosting services. The market for these services has only recently begun to develop and is evolving rapidly.

    OUR BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ACCEPT E-BUSINESS SOLUTIONS

    Our ability to increase revenues and achieve profitability depends on the widespread acceptance of e-business solutions by commercial users, particularly growing enterprises. The market for e-business solutions is relatively new and is undergoing significant change. The acceptance and growth of e-business solutions will be limited if the Internet does not prove to be a viable commercial market.

    WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO INCUR LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNLESS WE CAN REVERSE THIS TREND

    We expect to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when this will occur because of the significant uncertainties with respect to our business model. We experienced net losses of $575,175 and $10.4 million for the fiscal years ended December 31, 1998 and 1999, respectively and a net loss of $20.1 million for the six months ended
June 30, 2000. We expect to continue to incur significant operating losses in the foreseeable future. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

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    WE PLAN TO EXPAND RAPIDLY; IF WE CANNOT MANAGE OUR GROWTH SUCCESSFULLY, OUR
GROWTH MAY SLOW OR STOP

    We have recently expanded our operations extensively. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, and sales, marketing and administrative resources. If we cannot manage our expanding operations, we may not be able to continue to grow or we may grow at a slower pace. Furthermore, our operating costs may escalate faster than planned. In order to manage our growth successfully we must:

    - improve our management, financial and information systems and controls;

    - expand, train and manage our employee base effectively; and

    - enlarge our infrastructure for application hosting services.

    WE RELY ON A SMALL NUMBER OF CLIENTS FOR MOST OF OUR REVENUES; OUR REVENUES WILL DECLINE SIGNIFICANTLY IF WE CANNOT KEEP OR REPLACE THESE CLIENTS

    In 1998, revenues from a single client accounted for approximately 27.0% of our total revenues, and revenues from our five largest clients accounted for 54.0% of total revenues. In 1999, while no single client accounted for more than 10% of our total revenues, Internet Capital Group, which is our largest shareholder and has two representatives on our board of directors, and related companies accounted for 17.9% of total revenues. Revenues from our five largest clients accounted for approximately 26% of total revenues in 1999 and approximately 39.0% for the six months ended June 30, 2000. If these clients do not need or want to engage us to perform additional services for them and we are not able to sell our services to new clients at comparable or greater levels, our revenues will decline.

    OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE LIKELY TO VARY, WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

    Our quarterly revenues and operating results are volatile and difficult to predict. Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. It is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly. Factors that may cause our results to fluctuate include:

    - the amount and timing of demand by our clients for application hosting and e-business solution services;

    - our ability to obtain new and follow-on client engagements;

    - the number, size and scope of our projects;

    - cancellations or reductions in the scope of major consulting and systems integration projects;

    - our ability to enter into multi-year contracts with application hosting clients;

    - our ability to collect accounts receivable from some of our growing enterprise clients who, as a result of their short operating histories and emerging businesses, have not paid us on a timely basis;

    - cancellations of month-to-month application hosting contracts;

    - the length of the sales cycle associated with our service offerings;

    - the introduction of new services by us or our competitors;

    - changes in our pricing policies or those of our competitors;

    - gains recognized and related compensation expenses we incur as a result of our venture capital investments and commitments to employees based on the performance of those investments;

    - our ability to attract, train and retain skilled personnel in all areas of our business;

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    - our ability in a consistent and accurate manner to manage costs, including personnel costs and support services costs; and

    - the timing and cost of anticipated openings or expansions of new regional offices and new Solution Centers.

    We derive a substantial portion of our revenues from providing professional services. We generally recognize revenues as we provide services. Personnel and related costs constitute a substantial portion of our operating expenses. Because we establish the levels of these expenses in advance of any particular quarter, underutilization of our professional services employees may cause significant reductions in our operating results for a particular quarter.

    OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    We believe that our success depends largely on our ability to attract and retain highly skilled technical, consulting, managerial, sales and marketing personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for employees than we currently expect. Individuals with e-business solutions skills, particularly those with the significant experience which we generally require, are in very short supply. Competition to hire from this limited pool is intense.

    WE MAY LOSE MONEY ON FIXED-FEE CONTRACTS AND PERFORMANCE-BASED CONTRACTS

    We derive a portion of our revenues from fixed-fee contracts. We may from time to time make a portion of our fees contingent on meeting performance objectives. If we misjudge the time and resources necessary to complete a project, or if a client does not achieve the agreed upon performance objectives, we may incur a loss in connection with the project. This risk is heightened because we work with complex technologies in compressed time frames.

    OUR GROWTH STRATEGY WILL FAIL IF WE ARE UNABLE TO OPEN NEW REGIONAL OFFICES SUCCESSFULLY

    A key component of our growth strategy is to open regional offices in new U.S. and foreign locations. If we do not implement this strategy successfully, we will not grow. We devote substantial financial and management resources to launch these offices. We may not select appropriate locations for these regional offices. We also may not be able to open these offices efficiently or manage them profitably.

    WE FACE INCREASED RISKS IN CONDUCTING BUSINESS ABROAD WHICH MAY DAMAGE OUR BUSINESS RESULTS

    One component of our growth strategy is to expand into international markets. We have opened an office in London and, in July 2000, we acquired Zartis.com Limited, a Dublin, Ireland-based e-business consultancy. We believe that we will face certain risks in doing business abroad that we do not face domestically. Among the international risks we believe are most likely to affect us are:

    - costs and difficulties in staffing and managing international operations;

    - strains on our financial and other systems to properly administer VAT and other taxes, and different cost structures;

    - unexpected changes in regulatory requirements;

    - increased tariffs and other trade barriers;

    - costs and delays of localizing products and offerings for local market and the costs and difficulties in complying with local business customs;

    - difficulties in enforcing contractual and intellectual property rights;

    - heightened risks of political and economic instability and the possibility of nationalization or expropriation of industries or properties;

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    - potentially adverse tax consequences including restrictions on repatriating earnings and the threat of "double taxation;"

    - the burden of complying with a wide variety of foreign laws and regulations, some of which may conflict with U.S. laws;

    - currency issues, including fluctuations in current exchange rates and the adoption of the Euro by many countries of the European Union by 2003; and

    - restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption software and systems that we may wish to deliver to our customers.

    Any of these factors or other factors not listed here could damage our business results. There can be no assurance that one or more of these factors will not have a material adverse effect on our foreign operations, and, consequentially, our business, operating results and financial condition.

    IF OUR EFFORTS TO DEVELOP BRAND AWARENESS ARE NOT SUCCESSFUL, WE WILL NOT INCREASE REVENUES AS PLANNED

    An important element of our business strategy is to develop and maintain widespread awareness of the Breakaway name. To promote our name and brand identity, we have expended considerable amounts and may increase our marketing expenses. These expenses have caused and may likely cause our operating margins to decline. If these efforts are not successful, we will not experience any increase in revenues to offset these expenses. We may nonetheless continue to incur these expenses, possibly at higher levels. Moreover, our name may be closely associated with the business difficulties of some of our clients, many of whom are pursuing unproven business models in competitive markets. As a result, the difficulties or failure of one or more of our clients could damage our name and brand identity.

    OUR FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SERVICES COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY

    Many of our engagements involve information technology solutions that are critical to our clients' businesses. Any defects or errors in these solutions or failure to meet clients' specifications or expectations could result in:

    - delayed or lost revenues due to adverse client reaction;

    - requirements to provide additional services to a client at no charge;

    - refunds of monthly application hosting fees for failure to meet service level obligations;

    - negative publicity about Breakaway and our services, which could adversely affect our ability to attract or retain clients; or

    - claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by the contractual terms of our engagement.

    WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUES FROM SERVICES RELATED TO PACKAGED SOFTWARE APPLICATIONS OF A LIMITED NUMBER OF VENDORS; WE WOULD EXPERIENCE A REDUCTION IN REVENUES IF ANY OF THOSE VENDORS CEASED DOING BUSINESS WITH US

    We derive a significant portion of our revenues from projects in which we customize, implement or host packaged software applications developed by third parties. We do not have contractual arrangements with most of these software vendors. As a result, those software vendors with whom we do not have contractual arrangements can cease making their products available to us at their discretion. Even in the case of software vendors with whom we do have contractual arrangements, those arrangements are either terminable at will by either party or are for short terms. In addition, these software vendors may choose to compete against us in providing strategic consulting, systems integration or application hosting services. Moreover, our success is dependent upon the continued popularity of the product offerings of these

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vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or, if our vendors choose to compete with us or the popularity of our products declines, our business and operating results may be adversely affected.

    OUR MARKETS ARE HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN AND INCREASE OUR MARKET SHARE

    Our markets are new, rapidly evolving and highly competitive. We expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position will limit our ability to maintain and increase our market share, which would result in serious harm to our business. Many of our competitors are substantially larger than we are and have substantially greater financial, infrastructure and personnel resources than we have. Furthermore, many of our competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than we have. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their services more effectively than we do. Moreover, barriers to entry, particularly in the strategic consulting and systems integration markets, are low. We therefore expect additional competitors to enter these markets.

    IF WE ARE UNABLE TO REUSE SOFTWARE CODE AND METHODOLOGIES, WE MAY NOT BE ABLE TO DELIVER OUR SERVICES RAPIDLY AND COST-EFFECTIVELY

    Our business model depends to a significant extent on our ability to reuse software code and methodologies that we develop in the course of client engagements. If we generally are unable to negotiate contracts to permit us to reuse code and methodologies, we may be unable to provide services to our growing enterprise clients at a cost and within time frames that these clients find acceptable. Our clients may prohibit us from such reuse or may severely limit or condition reuse.

    WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO HAVE RECENTLY JOINED US AND WHOM WE MAY NOT BE ABLE TO RETAIN

    Many members of our senior management joined us in 1999 and 2000. Many of these individuals have not previously worked together and are becoming integrated as a management team. As a result, our senior managers may not work together effectively as a team. In addition, due to the competitive nature of our industry, we may not be able to retain all of our senior managers.

    WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US, AND WHICH, IF RAISED, MAY DILUTE YOUR OWNERSHIP INTEREST IN US

    We may need to raise additional funds through public or private equity or debt financings in order to:

    - support additional capital expenditures;

    - take advantage of acquisition or expansion opportunities;

    - develop new services; or

    - address additional working capital needs.

    If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail some or all of these activities. As a result, we could grow more slowly or stop growing. Any additional capital raised through the sale of equity will dilute your ownership interest in us and may be on terms that are unfavorable to holders of our common stock.

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    WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH MAY LIMIT OUR ABILITY TO
MANAGE AND MAINTAIN OUR BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS

    Since March 1999, we have acquired seven companies, including DataCyr Corporation in February 2000, Eggrock effective in April 2000, Zartis in
July 2000 and Norsec, Inc. in August 2000. We may undertake additional acquisitions in the future. Acquisitions involve a number of risks, including:

    - diversion of management attention;

    - amortization of substantial goodwill, adversely affecting our reported results of operations;

    - inability to retain the management, key personnel and other employees of the acquired business;

    - inability to establish uniform standards, controls, procedures and policies;

    - inability to retain the acquired company's customers; and

    - exposure to legal claims for activities of the acquired business prior to acquisition.

    Integrating the operations of an acquired business can be a complex process that requires integration of service personnel, sales and marketing groups, hosting infrastructure and service offerings and coordination of our development efforts. Client satisfaction or performance problems with an acquired business also could affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations.

    WE MAY NOT BE ABLE TO DELIVER OUR APPLICATION HOSTING SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR HOSTING INFRASTRUCTURE

    We depend on other companies to supply key components of the computer and telecommunications equipment and the telecommunications services which we use to provide our application hosting services. Some of these components are available only from sole or limited sources in the quantities and quality we demand. Although we lease redundant capacity from multiple suppliers, a disruption in our ability to provide hosting services could prevent us from maintaining the required standards of service, which would cause us to incur contractual penalties.

    INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND MAY DIVERT MANAGEMENT'S ATTENTION

    As the number of e-business applications in our target market increases and the functionality of these applications overlaps, we may become subject to infringement claims. We cannot be certain that our services, the solutions that we deliver or the software used in our solutions do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, we could be liable for substantial damages. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements.

    WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY
RIGHTS

    If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. The steps that we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. Also, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. Accordingly, as our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

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    OUR BUSINESS MAY SUFFER IF GROWTH IN THE USE OF THE INTERNET DECLINES

    Our business is dependent upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and, as a result, our revenues would decline. Factors that may affect Internet usage or electronic commerce adoption include:

    - actual or perceived lack of security of information;

    - lack of access and ease of use;

    - congestion of Internet traffic;

    - inconsistent quality of service;

    - increases in access costs to the Internet;

    - excessive governmental regulation;

    - uncertainty regarding intellectual property ownership;

    - reluctance to adopt new business methods; and

    - costs associated with the obsolescence of existing infrastructure.

RISKS RELATED TO THIS OFFERING

    OUR STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

    The trading price of our common stock has been, and is likely to be, volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

    WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION WHICH COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT'S ATTENTION AND RESOURCES

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

    OUR EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS CURRENTLY CONTROL AND WILL CONTINUE TO CONTROL BREAKAWAY SOLUTIONS AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL THAT STOCKHOLDERS MAY BELIEVE WILL IMPROVE MANAGEMENT AND COULD DEPRESS OUR STOCK PRICE BECAUSE PURCHASERS CANNOT ACQUIRE A CONTROLLING INTEREST

    When this offering is completed, our executive officers, directors and stockholders who beneficially own more than 5.0% of our stock will, in the aggregate, beneficially own shares representing greater than a majority of our outstanding capital stock. As a result, these persons, acting together, will be able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these persons, acting together, will control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This control could have the effect of delaying or preventing a change of control of Breakaway that stockholders may believe would result in better management. In addition, this control could depress our stock price because purchasers will not be able to acquire a controlling interest in us.

    WE HAVE ANTITAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

    Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Breakaway or otherwise adversely affect the price of our common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors can be replaced at any annual meeting. Additionally, our bylaws limit the ability of stockholders to call a special meeting. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders offered pursuant to this prospectus.

    The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants and of counsel to the selling stockholders.

                                    DILUTION

    This offering is for sales of stock by existing Breakaway stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of Breakaway shares may not bear any rational relationship to net tangible book value per share.

                              SELLING STOCKHOLDERS

    The following table sets forth, to our knowledge, certain information about the selling stockholders as of November 1, 2000.

    We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

    Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after November 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                       SHARES OF
                                              SHARES OF                               COMMON STOCK
                                             COMMON STOCK                                TO BE
                                          BENEFICIALLY OWNED       NUMBER OF       BENEFICIALLY OWNED
                                          PRIOR TO OFFERING        SHARES OF         AFTER OFFERING
                                        ----------------------   COMMON STOCK    ----------------------
NAME OF SELLING STOCKHOLDER(1)           NUMBER     PERCENTAGE   BEING OFFERED    NUMBER     PERCENTAGE
------------------------------          ---------   ----------   -------------   ---------   ----------
The Putnam OTC and Emerging Growth
  Fund(2).............................  3,321,880       7.2%       1,129,500     2,192,380       4.7%
Janet Tremlett(3).....................    139,000         *           50,000        89,000         *
Babak Farzami(3)......................    473,155       1.0          314,862       158,293         *
Dev Ittycheria (3)....................    474,804       1.0          228,198       246,606         *
John Loftus(3)........................    497,109       1.1          486,656        10,453         *
Daniel Cronin(3)(4)...................     50,460         *           45,414         5,046         *
Arthur Conroy(3)(4)...................     50,460         *           45,414         5,046         *

------------------------

*   Represents less than 1% of the total.

(1) The term "selling stockholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2) The Putnam OTC and Emerging Growth Fund is a mutual fund managed by Putnam Investment Management, Inc. Putnam Investment Funds--Putnam VT OTC & Emerging Growth Fund another mutual fund managed by Putnam Investment Management, Inc. also owns 149,700 shares.

(3) Each of these selling stockholders is an employee of Breakaway.

(4) Includes 5,046 shares currently being held in escrow in connection with Breakaway's acquisition of DataCyr Corporation.

    Except as disclosed in the footnotes to the selling stockholder table above, none of the other selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

    - in privately negotiated transactions; and

    - in options transactions.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, and discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed to indemnify certain selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                              INTERESTS OF COUNSEL

    An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 15,390 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements at December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999, incorporated by reference have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, given upon authority of said firm as experts in auditing and accounting.

    The financial statements of Applica Corporation as of December 31, 1998 and from September 24, 1998 (inception) through December 31, 1998, incorporated by reference have been so incorporated in reliance upon the reports of KPMG LLP, independent certified public accountants, given upon authority of said firm as experts in auditing and accounting.

    The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for each of the years then ended incorporated herein by reference have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, given upon authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998 and for each of the years then ended, incorporated herein by reference have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, given upon authority of said firm as experts in auditing and accounting.

    The financial statements of Eggrock Partners, Inc. as of December 31, 1998, September 30, 1999 and December 31, 1999 incorporated herein by reference in this prospectus by reference to the Registration Statement filed pursuant to Rule 424(b) (Registration No. 333-40056) under the Securities Act of 1933, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement does not contain all of the information set forth in the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract of document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained as prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith we are required to file annual and quarterly reports, proxy statements and other information with the Commission. These reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms and the Commission's website referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

(1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

(2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

(3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

(4) Our Current Report on Form 8-K dated June 1, 2000;

(5) Our Current Report on Form 8-K dated November 13, 2000;

(6) Our prospectus filed pursuant to Rule 424(b)(2) of the Securities Act (Registration No. 333-40056), dated August 7, 2000;

(7) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(8) The description of our common stock contained in our Registration Statement on Form 8-A filed on September 8, 1999, including the amendment thereto on Form 8-A filed on October 4, 1999.

    You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                             Breakaway Solutions, Inc.
                             50 Rowes Wharf
                             Boston, Massachusetts 02110
                             Attention: Investor Relations
                             Telephone: (617) 960-3400
                             www.breakaway.com